Exhibit 10.1

AVANGRID, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

I.	Plan Objective/Description

The objective of the Executive Annual Incentive Plan (the “Plan”) is to provide executives and certain other key employees of AVANGRID, Inc. (the “Company”) and its Affiliates with the opportunity to earn annual incentive compensation through superior management performance. Exceptional performance will promote the future growth and success of the Company and enhance the linkage between employee, rate payer and shareholder interests.

The Plan consists of a payment calculated as a Target Incentive Level Percentage times annualized base salary (prorated for less than a full year of participation) at the end of the Performance Period, adjusted by a percentage based on the levels at which the objectives are achieved. The award is not payable if minimum AVANGRID, Business Area/Corporate Function and aggregate personal performance targets are not met in the aggregate (i.e., at least a “satisfactory” level of achievement is required for each element).

The Plan is established under the AVANGRID, Inc. Omnibus Incentive Plan (“Omnibus Plan”) and is subject to all of the applicable terms and conditions of the Omnibus Plan, including, for awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code, Section 10(r) of the Omnibus Plan.

II.	Definitions

Wherever used in the Plan, unless the context clearly indicates otherwise, the following words and phrases shall have the meanings set forth below:

a.	“Administrator” shall mean the Company’s Board of Directors or a committee to the extent that the Board’s powers or authority under the Plan have been delegated to such committee.
b.	“Affiliate” shall mean any company which qualifies as a “subsidiary corporation” or “parent corporation” of the Company under Section 424 of the Code, or any successor provision, or any other entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the equity.
c.	“Board” shall mean the Board of Directors of AVANGRID, Inc.
d.	“Chairman” shall mean the Chairman of AVANGRID, Inc.
e.	“Chief Executive Officer” shall mean the Chief Executive Officer (CEO) of AVANGRID, Inc.
f.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
g.	“Participant” shall mean an individual who has satisfied the eligibility requirements of Article IV hereof.
h.	“Performance Period” shall mean the period commencing January 1 and ending December 31 of the same calendar year for which performance is being measured.
i.	“Plan” shall mean the AVANGRID, Inc. Executive Annual Incentive Plan as embodied herein and as amended from time to time.
j.	“Retirement” shall mean a Participant who terminates employment and is at least age 55 with at least 10 years of service, with service being measured as elapsed time as an employee of AVANGRID, Inc., the Iberdrola Group, or any predecessor or successor companies.

III.	Administration

The Plan is administered by the Administrator, who makes all key decisions concerning who may participate, the applicable target percentage, level of objectives attained, and program payouts.

IV.	Eligibility

Eligibility for participation in the Plan is limited to the CEO of the Company and to officers and other key employees of the Company and its Affiliates. Individuals who are participants in any other annual incentive compensation plan provided by the Company or any of its Affiliates are not eligible to participate in the Plan.

Target and maximum opportunity levels are determined by Human Resources, with target opportunity varying according to grade and/or job title. If the level of opportunity changes during a Performance Period, the incentive award payable under the Plan will be prorated based on length of participation at each level, measured in days.

If during a Performance Period an employee becomes eligible for participation in the Plan, incentive awards payable under the Plan will be determined based on length of participation in the Plan, measured in days, from the day of the month in which the employee becomes eligible for participation in the Plan. If an employee is first deemed eligible to participate in the Plan on or after October 1 of the applicable Performance Period, the employee will commence eligibility effective January 1 of the following Performance Period.

If during any Performance Period a Participant ceases to be an employee of the Company, any of its Affiliates or another company within the Iberdrola Group for any reason other than Retirement, disability or death, such Participant shall not be entitled to receive an award for such Performance Period unless otherwise determined by the Administrator in its sole discretion. In the event of Retirement, disability or death, the Participant (or his or her successor in interest) shall be entitled to a prorated award based on the number of days of participation.

If a Participant ceases to be an employee of the Company or an Affiliate during a Performance Period by reason of a transfer of employment to another Affiliate of the Company, such Participant will continue to be eligible to receive an award for such Performance Period. If an employee becomes eligible for the Plan as a result of transferring to AVANGRID, Inc. from a company within the Iberdrola Group:

a.	On or after October 1, the employee’s full award will be paid by the company from which the employee transferred.
b.	Prior to October 1, incentive awards payable under the Plan will be determined based on length of participation in the Plan, measured in days, from the day of the month in which the Participant becomes eligible for participation in the Plan.

If a Participant ceases to be eligible for the Plan as a result of transferring from AVANGRID, Inc. to a company within the Iberdrola Group:

a.	On or after October 1, the Participant will receive an award payable in the final pay period of employment with AVANGRID, Inc., based on a full year of participation and using the prior year’s objective results.
b.	Prior to October 1, the Participant will receive an award payable in the final period of his employment with AVANGRID, Inc. based on length of participation in the Plan, measured in days, and using the prior year’s objective results.

If after the end of a Performance Period, but prior to the payment of the award for such Performance Period, a Participant ceases to be an employee of the Company, or any of its Affiliates for any reason other than Retirement, disability, death, or transfer to a company within the Iberdrola Group, such Participant shall not be entitled to receive an award for such Performance Period unless otherwise determined by the Administrator in its sole discretion.

Individuals entering the Plan during a Performance Period remain eligible to receive prorated awards under other annual incentive compensation plans provided by the Company and its Affiliates for periods prior to their participation in the Plan.

V.	Structure, Performance Measurement and Criteria

A structure of Company, Business Area/Corporate Function and Personal Objectives shall be defined for each Performance Period. For each of these sections, a certain number of objectives shall be set. Each objective will be assigned a relative weight within the section.

A Satisfactory Level, a Good Level and an Excellent Level of achievement will be established for each of the objectives defined. The Satisfactory Level of AVANGRID objectives in aggregate must be achieved by the Company in order for Participants to be eligible for incentive awards. The Satisfactory Level of Business Area/Corporate Function objectives in aggregate must also be achieved in order for Participants in that Business Area/Corporate Function to be eligible for incentive awards. An individual participant will not receive an award if aggregate Personal Objectives are not met at the Satisfactory Level. If AVANGRID, applicable Business Area/Corporate Function and applicable Personal Objectives are all achieved in the aggregate at least at the Satisfactory Level, the actual objectives levels achieved, at or above the Satisfactory Level, will be used to determine the Participant’s Incentive Level Percentage and actual award in accordance with the provisions of Articles VII and VIII.

Objectives in this Plan will be economic/financial, industrial and operational in nature, aligned with Company objectives. Objectives will be set and approved within the first 90 day of such Performance Period.

a.	The Objectives will be specific, pre-established, and measurable in economic/financial terms, production units, timeframes, etc. Certain Objectives may require evaluation by the CEO of the Company or by other key stakeholders.

The Objectives will be subject to the following weightings:

	AVANGRID	Business Area/Corporate Function	Personal
CEO	100%	NA	NA
CEOs Businesses SVPs Corporate Functions	50%	40%	10%
Presidents OPCOs and COO Networks	30%	40%	30%
VPs and other eligible employees	25%	35%	40%

For each Performance Period, Business Area objectives will be established for each of the major AVANGRID Companies. In addition, objectives will be established for each major AVANGRID Corporate Function.

VI.	Objective Setting

a.	AVANGRID, Inc.

For each Performance Period, the Administrator will determine the Company Objectives applicable for such Performance Period and ensure alignment with the Company’s strategic plan. This includes defining measurement indicators, weighting and expected levels of achievement. The Company Objectives for each Performance Period will be proposed by the CEO and approved by the Administrator.

b.	Business Area/Corporate Function

The Plan’s Business Area/Corporate Function Objectives, which correspond to the Business Areas/Corporate Functions for each Performance Period will be established upon a recommendation of the CEO, collaboratively with the Global Leader, and shall be approved by the Administrator. Such Objectives should be reflective of the Company Objectives. These Objectives shall apply to the Business Area/Corporate Function leader for each area.

Other Participants in each Business Area/Corporate Function will have the same Business Area/Corporate Function Objectives as the Business Area/Corporate Function leader to which he or she reports, with exceptions as appropriate and subject to the approvals stated above for the Business Area/Corporate Function Objectives.

c.	Personal Objectives

Personal Objectives should be related to the personal functions and responsibilities of the Participant and will link to the applicable Business Area/Corporate Function Objectives. The focus of these objectives is not the personal development of the participant. There must be at least two objectives for each Business Area/Corporate Function leader and three objectives for other Participants.

i.	Personal Objectives of each Business Area/Corporate Function Leader are established collaboratively with the Global Leader, and shall be approved by the CEO and the Administrator.

ii.	Personal Objectives for the remaining = Participants shall be established by the Business Area/Corporate Function leaders in conjunction with each of their direct reports with guidance from AVANGRID HR, and approved by the CEO and, to the extent required by Section 162(m) of the Code, the Administrator.

d.	Timing

The Satisfactory, Good and Excellent Levels of the Objectives for each Participant for the yearly Performance Period are to be established retroactive to the first of that year, or to the Participant’s initial eligibility date, whichever is later. Performance objectives for individuals who become eligible to participate in the Plan while the yearly Performance Period is in progress are to be established as soon as practicable following the new participant’s eligibility, but in no event later than 30 days after such new participant became eligible.

If a Participant changes Business Area/Corporate Functions during a Performance Period, the incentive award payable under the Plan will be prorated based on length of participation, measured in days, as an employee in each Business Area/Corporate Function.

VII.	Determination of Incentive Award

a.	During the month of January following the conclusion of a Performance Period, the CEO and each Business Area/Corporate Function leader, or one or more designees, will assess the level of achievement for each of the Company, Business Area/Corporate Function and Personal Objectives, and report the results to the Company’s CHRO.
b.	The Administrator shall review and approve the results of the objectives for the relevant Performance Period at its February meeting.
c.	The Company’s CHRO or a designee will calculate the individual award payable to each employee on the basis of the objective results. The individual bonus awards will be sent to the Company’s Internal Audit department for validation.
d.	Once validated, the Company’s CHRO will inform the CEO, who will prepare a proposal to be submitted to the Administrator for final approval.
e.	The Administrator will review and approve award calculations proposed by the CEO. Once approved by the Administrator, the Company’s CHRO will authorize payment of the bonus by no later than March 15 following the relevant Performance Period, to comply with the IRC Section 409A short-term deferral rule.

A Participant’s Incentive Level Percentage award will depend on the objectives level achieved by the Company, the Business Area/Corporate Function and the individual for each Performance Period.

VIII.	Formula for Incentive Award Percentage

Three levels of achievement will be assigned to each Objective. The percentages which correspond to each level of achievement are as follows:

•	Satisfactory: 80%
•	Good: 100%
•	Excellent: 120%

Incentive Award Percentage awarded for each Objective, based on level of achievement of each Objective, is as follows:

•	Less than “Satisfactory” achievement of the objective: Award = 0
•	Between “Satisfactory” and “Good” achievement of the objective:
Award = (50% + 2.5 x (% achieved – 80%)) x Weight of Objective
•	Between “Good” and “Excellent” achievement of the objective:
Award = (100% + 5 x (% achieved – 100%)) x Weight of Objective

•	For the former UIL SEICP and EICP participants, between “Good” and “Excellent” achievement of the Objective:
Award = (100% + 2.5 x (% achieved – 100%)) x Weight of Objective
•	At or over “Excellent” achievement of the objective:
Award = 150%
•	For the former UIL SEICP and EICP participants, the maximum Award = 150%

To calculate an Incentive Award for a Participant, the Participant’s cumulative Incentive Award Percentage will be multiplied by the Participant’s Target Incentive Level and by the Participant’s annual base salary as of the last day of the Performance Period. The Incentive Award will be rounded to the nearest whole dollar amount.

Final determination of incentive awards will be made by the Administrator following the end of each Performance Period. Distribution of incentive awards will be made by March 15.

IX.	Incentive Award

Incentive awards may be granted in cash, in AVANGRID, Inc. stock, or in a combination thereof, as determined by the Board. Participants may elect, during the year preceding the Performance Period, to defer up to 100% of any potential cash incentive award pursuant to the Company’s Deferred Compensation Plan for Salaried Employees or applicable Affiliate plan. Incentive awards payable under the Plan will not be considered as a component of regular earnings or base compensation for any purpose.

X.	Effective Date

This Plan shall be effective as of January 1, 2017.

XI.	Miscellaneous Provisions

The Board may at any time suspend, terminate, modify or amend this Plan.

No Participant shall have any claim or right to be granted an award under this Plan. Participation in the Plan shall not be deemed an employment contract.

The Company and its Affiliates shall have the right to deduct from the cash incentive awards made pursuant to this Plan any taxes required by law to be withheld with respect to such cash payments.

In the case of a Participant’s death, an incentive award shall be made to his or her beneficiary as designated in his or her will, or in the absence of such designation, to the Participant’s estate.

Except as set forth in the preceding paragraph, a Participant’s rights and benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, attachment, execution or levy of any kind, either voluntary or involuntary, including any such liability which arises from the Participant’s bankruptcy or for the support of a spouse or former spouse or for any other relative of the Participant prior to the incentive award actually being received by the person eligible to benefit under the Plan. Any attempt at such prohibited anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, attachment, execution or levy, shall be void and unenforceable except as otherwise provided by law.